Exhibit 99.1

Banc of California Announces Record Private Banking Deposit Growth

IRVINE, Calif., (January 4, 2016) – Banc of California announced today its Private Banking Division grew deposits by over $340 million, or 48%, in 2015 and finished the year with record deposits of approximately $1.1 billion. The Private Banking Division was formed in July 2013 with approximately $500 million in deposits acquired as part of the acquisition of The Private Bank of California.

“During the two and a half years since the acquisition of The Private Bank of California, we have more than doubled our Private Banking deposits,” said Richard Smith, Managing Director of Private Banking for Banc of California. “We continue to see great success in our recruiting efforts to continue to enhance our talented team of private bankers. As we look forward, we see a great opportunity for continued growth of the Private Banking Division given the disruption caused by recent acquisition activity in our markets. I am optimistic that we can top this year’s record growth in 2016.”

Banc of California also announced the expansion of its Private Banking Division into Calabasas and Woodland Hills with the addition of two new branches that are expected to open during the first and second quarters of 2016.

“I am proud of the hard work and dedication of our team which has allowed us to expand and deepen the number of entrepreneurs, private businesses and communities we have been able to empower to achieve their California dream. This is the driving force behind the accelerating deposit growth we are experiencing,” said Jeffrey Seabold, Chief Banking Officer for Banc of California. “The growth and success of the Private Banking Division is an excellent example of Banc of California’s ability to integrate acquired businesses onto our platform and strategically invest in and accelerate their growth.”

Banc of California finished 2015 with approximately $8.2 billion in total assets, $6.3 billion of total deposits and $5.9 billion in total loans.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse private businesses, entrepreneurs and homeowners. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

18500 Von Karman Ave.  •  Suite 1100  •  Irvine, CA 92612  •  (949) 236-5250  •  www.bancofcal.com

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